Exhibit 10.1
AdaptHealth Corp.
Non-Employee Director Fee Deferral Policy

Effective as of May 30, 2025

Pursuant to its authority under Section 3(d) of the Charter of the Compensation Committee of the Board of Directors of AdaptHealth Corp. (the “Company”), the Compensation Committee has adopted this Non-Employee Director Fee Deferral Policy (this “Policy”). Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such term in the Company’s Second Amended and Restated 2019 Stock Incentive Plan, as amended and restated from time to time.

Under this Policy, non-employee directors of the Company are eligible to make an election to receive an award of restricted stock units (the “Retainer RSUs”) in lieu of the receipt of all or any portion of such director’s cash retainer fees (the portion of the cash retainer fees subject to such election being, the “Deferred Fees”). The Retainer RSUs will be granted pursuant to an RSU Award Agreement containing terms and conditions as otherwise determined by the Compensation Committee. The Retainer RSU Award Agreement will cover a number of shares of Stock with a value equal to the Deferred Fees, with the number of shares being determined using the twenty (20)-trading day volume weighted average price as of the date immediately prior to the date of grant of the Retainer RSUs (consistent with historical practices and policies). The Retainer RSUs vest over the same period (and subject to the same terms and conditions) as the Deferred Fees would have been paid to the non-employee director absent the election and will be settled by delivery of shares of Stock promptly, but in any event no later than thirty (30) days, following such director’s Termination.

In addition, non-employee directors are eligible to make an election to defer the receipt of all or any portion of the shares of Stock otherwise issuable upon settlement of the non-employee director’s annual grant of restricted stock units (the “Annual RSUs”) upon satisfaction of the vesting conditions set forth in the applicable RSU Award Agreement. With respect to any Annual RSUs for which a non-employee director makes a timely election to defer (a “Deferred RSU”), the receipt of the shares of the Stock shall be deferred and shall be settled promptly, but in any event no later than thirty (30) days, following such director’s Termination.

Immediately prior to the consummation of a Change in Control, all deferred Retainer RSUs and/or Deferred RSUs that have not yet been settled will be automatically settled in full in shares of the Company’s stock.

Notwithstanding anything herein to the contrary, if a settlement of a Retainer RSU or Annual RSU is triggered because of a Termination, and the non-employee director is a “specified employee” within the meaning of Section 409A of the Code at the time of such Termination, then the distribution that the non-employee director would otherwise be entitled to receive in connection with such Termination will not be settled until the date that is six months and one day following the Termination, unless the non-employee director dies following the Termination, in which case, the settlement will occur as soon as practicable.

Any deferral election pursuant to this Policy shall be subject to such rules, conditions and procedures as shall be determined by the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code. Non-employee directors shall be solely responsible for any tax obligations that they incur as a result of any compensation deferred under this Policy. The Compensation Committee in its discretion may change, revise, or terminate this Policy at any time; provided, that any such change, revision, or termination is in compliance with Section 409A of the Code.
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